Exhibit 3.41

CERTIFICATE OF INCORPORATION

OF

TALOS ENERGY INC.

FIRST: The name of the corporation is Talos Energy Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one million (1,000,000) shares of common stock, par value of One Cent ($0.01) per share.

FIFTH: The name of the incorporator is John Bell and his mailing address is c/o Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

NINTH: No director of the corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

TENTH : The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

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I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of October, 2014.

/s/ John Bell
John Bell, Incorporator

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

TALOS ENERGY INC.

Talos Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Talos Energy Inc.

2. The original Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on October 24, 2014 under the name Talos Energy Inc.

3. Pursuant to the provisions of Sections 242 and 141(f) of the General Corporation Law of the State of Delaware, the terms and provisions of this Certificate of Amendment have been duly approved by the board of directors of the Corporation.

4. Article First of the Certificate is hereby amended and restated to read in its entirety as follows:

“The name of the corporation is Talos Argo Inc. (the “Corporation”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of Talos Energy Inc. to be signed by its Secretary on this 2nd day of May, 2018.

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Senior Vice President, General Counsel and Secretary